Exhibit 10.1

INCENTIVE AGREEMENT
FOR THE GRANT OF RESTRICTED STOCK UNITS
UNDER THE
INTERNATIONAL SHIPHOLDING CORPORATION 2011 STOCK INCENTIVE PLAN

This INCENTIVE AGREEMENT (this “Agreement”) is entered into as of [•], 2012, by and between International Shipholding Corporation, a Delaware corporation (“ISC”), and ________________ (the “Award Recipient”).

WHEREAS, ISC maintains the 2011 Stock Incentive Plan (the “Plan”), under which the Compensation Committee of the Board of Directors of ISC (the “Committee”) may, among other things, grant restricted stock units payable in shares of ISC’s common stock, $1.00 par value per share (the “Common Stock”), to key employees, officers, and directors of ISC or its subsidiaries (collectively, the “Company”), and persons providing services as consultants or advisors to the Company as the Committee may determine, subject to the Plan and such other terms, conditions, or restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Committee has awarded to the Award Recipient restricted stock units payable in shares of Common Stock on the terms and conditions specified below.

NOW, THEREFORE, in consideration of these premises, the parties agree as follows:

I.

Restricted Stock Units

1.1 Restricted Stock Units.  Effective on [•], 2012 (the “Date of Grant”), ISC hereby grants to the Award Recipient an award of ______ restricted stock units (the “RSUs”) under the Plan, subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement.  _____ of the RSUs shall vest based on the continued employment of the Award Recipient as provided in Section 1.3 below (the “Time-Based RSUs”).  The remaining _______ RSUs shall vest based upon continued employment and the satisfaction of certain specified performance criteria as provided in Sections 1.4 and 1.5 below (the “Performance-Based RSUs”).

1.2 Award Restrictions.  The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily.  The Award Recipient shall have no rights, including, but not limited to, voting and dividend rights, in the shares of Common Stock underlying the RSUs unless and until such shares are issued to the Award Recipient, or as otherwise provided in the Plan or this Agreement.

1.3 Vesting Terms – Time-Based RSUs.

(a) Time-Based Vesting.  Upon vesting under the terms and conditions of the Plan and this Agreement, each Time-Based RSU represents the right to receive from ISC one share of Common Stock, free of any restrictions except as otherwise provided in the Plan or this Agreement, and all amounts, securities, and property notionally credited to the Award Recipient’s Account (as defined in Section 2.1) with respect to such Time-Based RSU.

(b) Vesting Schedule.1  The Time-Based RSUs shall vest in installments as follows, if, except as provided in Section 1.6, the Award Recipient remains employed with the Company on such dates:

Percentage of Time-Based RSUs	Vesting Date
one-third	[•], 2013
one-third	[•], 2014
one-third	[•], 2015

1.4 Vesting Terms – Absolute Performance-Based RSUs.  The vesting of _______ of the Performance-Based RSUs (the “Absolute Performance-Based RSUs”) is subject to the following terms and conditions:

(a) Performance-Based Vesting.  Upon vesting under the terms and conditions of the Plan and this Agreement, each Absolute Performance-Based RSU represents the right to receive from the Company a maximum of one-and-a-half shares of Common Stock, free of any restrictions except as otherwise provided in the Plan or this Agreement, and all amounts, securities, and property notionally credited to the Award Recipient’s Account with respect to such Absolute Performance-Based RSU.

(b) Vesting Schedule.  Except as provided in Section 1.6, depending on Company’s fiscal 2012 earnings per share as measured against the targets established in Section 1.4(b)(i) below (the “Absolute Measure”), the Absolute Performance-Based RSUs shall vest and the Award Recipient shall be entitled to receive a number of shares of Common Stock, determined as follows:

(i) The number of Absolute Performance-Based RSUs granted under this Agreement represents the target award.  The Award Recipient may receive a greater or lesser number of shares of Common Stock under the Plan than the number of Absolute Performance-Based RSUs granted under this Agreement, depending on the Company’s performance as measured against the Absolute Measure, determined as follows:

Performance Level	Company’s Fiscal 2012 Earnings Per Share	Share Payout as a % of Absolute Performance-Based RSU Award
Maximum	$1.44	150%
Target	$1.20	100%
Threshold	$0.96	50%
Below Threshold	< $0.96	0%

The number of shares vesting shall be prorated if ISC’s fiscal 2012 earnings per share falls between the threshold and target or the target and the maximum.  At performance below the threshold, all Absolute Performance-Based RSUs will be forfeited.

(ii) Prior to the vesting of any Absolute Performance-Based RSUs and the payout of any shares of Common Stock under the Plan and this Agreement, the Committee shall certify in writing, by resolution or otherwise, the Company’s performance as measured against the Absolute Measure, whether and to what extent the Absolute Performance-Based RSUs have vested, and how many shares of Common Stock will be issuable to the Award Recipient.

(iii) Upon the Committee’s certification under Section 1.4(b)(ii), but no later than the date on which the Company files its Annual Report on Form 10-K for fiscal 2012 with the Securities and Exchange Commission, one-third of the Absolute Performance-Based RSUs shall vest and be paid out, while the remaining two-thirds will vest and be paid out in equal amounts on the second and third anniversaries of the Date of Grant.2

1.5 Vesting Terms – Relative Performance-Based RSUs.  The vesting of _______ of the Performance-Based RSUs (the “Relative Performance-Based RSUs”) is subject to the following terms and conditions:

(a) Performance-Based Vesting.  Upon vesting under the terms and conditions of the Plan and this Agreement, each Relative Performance-Based RSU represents the right to receive from the Company a maximum of one-and-a-half shares of Common Stock, free of any restrictions except as otherwise provided in the Plan or this Agreement, and all amounts, securities, and property notionally credited to the Award Recipient’s Account with respect to such Relative Performance-Based RSU.

(b) Vesting Schedule.3 Except as provided in Section 1.6, upon the Committee’s certification of the Company’s relative performance as provided in Section 1.5(b)(ii), but no later than the date on which the Company files its Annual Report on Form 10-K for fiscal 2014 with the Securities and Exchange Commission, depending on the three-year total shareholder return of ISC over the period from January 1, 2012 through December 31, 2014 (the “Relative Performance Period”) as measured against peer performance over the same period, the Relative Performance-Based RSUs shall vest and the Award Recipient shall be entitled to receive a number of shares of Common Stock, determined as follows:

(i) The number of Relative Performance-Based RSUs granted under this Agreement represents the target award.  At the end of the Relative Performance Period, the Award Recipient may receive a greater or lesser number of shares of Common Stock under the Plan than the number of Relative Performance-Based RSUs granted under this Agreement, depending on ISC’s Total Stockholder Return (as defined in Section 1.5(b)(iii)) ranked in terms of a percentile in relation to that of the companies comprising the Russell 2000 Index (the “Index”), which shall be determined as follows:

Performance Level	ISC’s Percentile Rank	Share Payout as a % of Relative Performance-Based RSU Award
Maximum	≥ 70th percentile	150%
Target	60th percentile	100%
Threshold	25th percentile	50%
Below Threshold	< 25th percentile	0%

The number of shares vesting shall be prorated if ISC’s TSR rank falls between the threshold and target or the target and the maximum.  At performance below the threshold, all Relative Performance-Based RSUs will be forfeited.

(ii) Prior to the vesting of any Relative Performance-Based RSUs and the payout of any shares of Common Stock under the Plan and this Agreement, the Committee shall certify in writing, by resolution or otherwise, ISC’s Total Stockholder Return level achieved as compared to that of the Index, whether and to what extent the Relative Performance-Based RSUs have vested, and how many shares of Common Stock are to be issued to the Award Recipient.

(iii) For purposes of this Agreement, “Total Stockholder Return” or “TSR” for ISC and each company in the Index means stock price appreciation from the beginning to the end of the Relative Performance Period, including dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of ISC or any company in the Index) during the Relative Performance Period, expressed as a percentage return, using the following formula:

TSR = (Ending Stock Price (including dividends paid)/Beginning Stock Price) – 1 where the “Ending Stock Price” is equal to the volume-weighted average closing price of the relevant stock during the final month of the Relative Performance Period, and the “Beginning Stock Price” is equal to the volume-weighted average closing price of the relevant stock during the last calendar month prior to the Relative Performance Period.  TSR of ISC or any company in the Index shall be equitably adjusted to reflect any spin-off, stock split, reverse stock split, stock dividend, recapitalization, or reclassification or other similar change in the number of outstanding shares of common stock.

1.6 Effect of a Change of Control and Certain Terminations.

(a) Upon the earlier to occur of a Change of Control of ISC (as described in the Plan) or the date the Award Recipient’s employment terminates due to death, disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or retirement on or after age 65:

(i) any remaining outstanding and unvested Time-Based RSUs shall immediately vest and pay out in shares of Common Stock;

(ii) any remaining outstanding and unvested Performance-Based RSUs shall immediately vest and pay out at target, without regard to performance targets; and

(iii) any amounts, securities, and property notionally credited to the Award Recipient’s Account with respect to such vesting RSUs shall vest and pay out in accordance with Section 2.1.

(b) Except as otherwise expressly provided in this Section 1.6 or as otherwise determined by the Committee in its sole discretion, termination of employment shall result in forfeiture of all unvested RSUs.

II.

Dividend Equivalents and the Issuance of Shares Upon Vesting

2.1 Restricted Stock Unit Account and Dividend Equivalents.  ISC shall maintain an account (the “Account”) on its books in the name of the Award Recipient.  Such Account shall reflect the number of RSUs awarded to the Award Recipient, as such number may be adjusted under the terms of the Plan and this Agreement, as well as any additional RSUs or cash credited as a result of dividend equivalents, administered as follows:

(a) The Account shall be for recordkeeping purposes only, and no assets or other amounts shall be set aside from ISC’s general assets with respect to such Account.

(b) If ISC declares a cash dividend payable any time between the Date of Grant and the date the RSUs vest and pay out under this Agreement, ISC shall credit the Award Recipient’s Account with the amount of any cash that would have been received as a dividend had the Award Recipient’s outstanding RSUs been shares of Common Stock as of the record date with respect to which such cash dividend is to be paid.

(c) If dividends are declared and paid in the form of shares of Common Stock rather than cash, then the Award Recipient’s Account will be credited with one additional RSU for each share of Common Stock that would have been received as a dividend had the Award Recipient’s outstanding RSUs been shares of Common Stock on such date.

(d) All such cash and any additional RSUs credited via dividend equivalents shall vest or be forfeited at the same time and on the same terms as the RSUs to which they relate.

(e) In addition, if, pursuant to Section 1.4(b)(i) or Section 1.5(b)(i), the Award Recipient receives a number of shares of Common Stock in excess of the number of designated Performance-Based RSUs (the “Additional Shares”), the Award Recipient also shall be entitled to receive, simultaneous with the issuance of the Additional Shares, all dividends and distributions, whether payable in cash or Common Stock, that were payable during the period between the Effective Date through the date such Performance-Based RSUs vest and pay out under this Agreement and that the Award Recipient would have received had he owned the Additional Shares on such date.

2.2 Issuance of Shares of Common Stock.  As soon as practicable following the date any RSUs vest under this Agreement, but no later than 30 days after such date, the number of shares of Common Stock to which the Award Recipient is entitled under this Agreement shall be transferred to the Award Recipient or his nominee via book entry and upon the Award Recipient’s request, ISC shall cause a stock certificate to be issued in the name of the Award Recipient or his nominee.  Upon issuance of such shares, the Award Recipient is free to hold or dispose of such shares, subject to applicable securities laws and any internal Company policy then in effect and applicable to the Award Recipient, including, but not limited to, ISC’s Insider Trading Policy and Executive Stock Ownership Guidelines.

III.

Defined Terms

The definition of all capitalized terms used herein and not otherwise defined herein shall be as provided in the Plan.

IV.

Withholding Taxes

At any time that the Award Recipient is required to pay to the Company an amount required to be withheld under the applicable employment and income tax laws in connection with the vesting and payout of the RSUs, the Award Recipient must deliver to ISC the amount of withholding required by law.  With respect to any required income tax withholding, the Award Recipient shall have the right to fully satisfy this tax withholding obligation by requesting ISC to withhold, from the shares the Award Recipient otherwise would receive upon vesting of the RSUs, that number of shares of Common Stock having an aggregate value (as determined under the Plan) equal to the minimum amount required to be withheld; provided, however, that to prevent the issuance of fractional shares and the under-withholding of taxes, the Award Recipient agrees that the number of shares withheld shall be rounded up to the next whole number of shares.  The Committee does not have the right to disapprove of an election by the Award Recipient to have shares withheld in satisfaction of the withholding tax obligation.  With respect to applicable employment taxes, the Award Recipient expressly agrees that unless he has delivered such amount to the Company, the Company has the right to withhold such amount from any other amounts payable to the Award Recipient by the Company.

V.

No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

VI.

Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, and successors.

VII.

Inconsistent Provisions

The RSUs granted hereby are subject to the provisions of the Plan, as in effect on the date hereof and as it may be amended.  In the event any provision of this Agreement conflicts with such a provision of the Plan, the Plan provision shall control.  The Award Recipient acknowledges that a copy of the Plan was distributed to the Award Recipient and that the Award Recipient was advised to review such Plan prior to entering into this Agreement.  The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives, and successors.

VIII.

Attorneys’ Fees and Expenses

Should any party to this Agreement retain counsel for the purpose of enforcing, or preventing the breach of, any provision of this Agreement, including but not limited to the institution of any action or proceeding in court (a) to enforce any provision of this Agreement, (b) to obtain monetary or liquidated damages for failure to perform under this Agreement, (c) for a declaration of such parties’ rights or obligations with respect to this Agreement, or (d) for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys’ fees (including costs of appeal).

IX.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

X.

Severability

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and ISC intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

XI.

Amendment, Modification, and Termination; Entire Agreement

11.1 The Committee may amend, modify, or terminate any RSUs at any time prior to vesting in any manner not inconsistent with the terms of the Plan and this Agreement.  If the RSUs are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not use its discretion to increase the compensation payable to the Award Recipient hereunder in violation of the “performance-based compensation” requirements of Section 162(m) of the Code.  Notwithstanding the foregoing, no amendment, modification, or termination may materially impair the rights of an Award Recipient hereunder without the consent of the Award Recipient.

11.2 The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein.  This Agreement may not be modified without the approval of the Committee and the Award Recipient, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time.  Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

[signature page follows]

1 For each of NMJ and ELJ, this section will read, “The Time-Based RSUs shall vest on [•], 2013 if, except as provided in Section 1.6, the Award Recipient remains employed by the Company on such date.”

2 For each of NMJ and ELJ, this section will read:  “Upon the Committee’s certification under Section 1.4(b)(ii), but no later than the date on which the Company files its Annual Report on Form 10-K for fiscal 2012 with the Securities and Exchange Commission (the “Filing Date”), all of the Absolute Performance-Based RSUs shall vest and be paid out based on the Company’s performance as measured against the Absolute Measure.”

3 For each of NMJ and ELJ, the first paragraph of this section will read:  “Except as provided in Section 1.6, upon the Committee’s certification of the Company’s relative performance as provided in Section 1.5(b)(ii), but no later than the Filing Date, depending on the one-year total shareholder return of ISC over the period from January 1, 2012 through December 31, 2012 (the “Relative Performance Period”) . . . :”

By signature below, the Award Recipient represents that he is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of those terms and provisions.  The Award Recipient has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of each.  The Award Recipient agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

INTERNATIONAL SHIPHOLDING CORPORATION:

By:

Name:

Title:

AWARD RECIPIENT:

Name: